Exhibit 23.6

CONSENT OF HOULIHAN SMITH & COMPANY, INC.

We hereby consent to the inclusion of and incorporation by reference of our fairness opinion dated May 20, 2005 to the Board of Directors of Medicore, Inc., in the proxy statement/prospectus forming a part of the registration statement on Form S-4 of Dialysis Corporation of America (“Registration Statement”) and to all references to our firm in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder (the “Securities Act”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act.

/s/ Houlihan Smith & Company, Inc.

HOULIHAN SMITH & COMPANY, INC.
June 3, 2005